Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
November 2, 2017

CON EDISON REPORTS 2017 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported third quarter net income of $457 million or $1.48 a share compared with $497 million or $1.63 a share in 2016. Adjusted earnings, which exclude the effects of the gain on the sale of Con Edison Clean Energy Businesses, Inc.'s (the Clean Energy Businesses) retail electric supply business in 2016, the gain related to a solar electric production investment in 2016 and the net mark-to-market effects of the Clean Energy Businesses, were $453 million or $1.47 a share in 2017 compared with $460 million or $1.51 a share in 2016.

For the first nine months of 2017, net income was $1,020 million or $3.33 a share compared with $1,039 million or $3.47 a share in the first nine months of 2016. Adjusted earnings, which exclude the effects of the gain on the sale of the Clean Energy Businesses' retail electric supply business in 2016, the gain/impairment related to a solar electric production investment in 2016, the gain on the sale of a solar electric production project and the net mark-to-market effects of the Clean Energy Businesses, were $1,018 million or $3.32 a share in 2017 compared with $987 million or $3.30 a share in 2016.

“This is an exciting time in the energy industry,” said Con Edison Chairman and CEO John McAvoy. “We’re incorporating renewables into the grid at an increasing rate, we’re using data analytics to provide customers with more information about the way they’re using energy and how they can save, and we’re working on programs to increase electric vehicle use and access to charging stations. At the same time, our $1 billion storm hardening program after Superstorm Sandy has made our system more reliable than ever five years later, having already prevented 250,000 power outages due to our investments.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three and nine months ended September 30, 2017 and 2016.

	For the Three Months Ended				For the Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2017	2016	2017	2016	2017	2016	2017	2016
Reported earnings per share (basic) and net income (GAAP basis)	$1.48	$1.63	$457	$497	$3.33	$3.47	$1,020	$1,039
Gain on sale of a solar electric production project	—	—	—	—	—	—	(1)	—
Gain on sale of the CEBs' retail electric supply business (a)	—	(0.15)	—	(47)	—	(0.15)	—	(47)
Gain/impairment related to a solar electric production investment (b)	—	(0.02)	—	(5)	—	—	—	—
Net mark-to-market effects of the Clean Energy Businesses (c)	(0.01)	0.05	(4)	15	(0.01)	(0.02)	(1)	(5)
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.47	$1.51	$453	$460	$3.32	$3.30	$1,018	$987

(a)	After taxes of $(57) million for the three and nine months ended September 30, 2016, which includes an adjustment for the apportionment of state income taxes.

(b)
In August 2016, the company recognized a gain of $5 million (after taxes of $3 million) upon its acquisition of the remaining ownership interest in a solar electric production investment. An impairment charge of a similar amount was recognized in June 2016 on the investment portion held at that time.

(c)
After taxes of $(3) million and $10 million for the three months ended September 30, 2017 and 2016, respectively, and $(1) million and $(3) million for the nine months ended September 30, 2017 and 2016, respectively.

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CON EDISON REPORTS 2017 THIRD QUARTER EARNINGS	page 2

For the year 2017, the company expects its adjusted earnings per share to be in the range of $4.05 to $4.15 a share. The company's previous forecast was in the range of $4.00 to $4.15 per share. Adjusted earnings per share for 2017 exclude the gain on the sale of a solar electric production project shown on the preceding table. It also excludes the net mark-to-market effects of the Clean Energy Businesses, the amount of which will not be determinable until year end.

The results of operations for the three and nine months ended September 30, 2017, as compared with the 2016 periods, reflect changes in rate plans and regulatory charges and the impact of weather on steam revenues. The new electric rate plan of Consolidated Edison Company of New York, Inc. (CECONY) includes changes in the timing of recognition of annual revenues between quarters. Operations and maintenance expenses for CECONY for the three and nine months ended September 30, 2017 primarily reflect lower costs for pensions and other postretirement benefits. In addition, the utilities' rate plans provide for revenues to cover expected changes in certain operating costs including depreciation, property taxes and other tax matters.

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CON EDISON REPORTS 2017 THIRD QUARTER EARNINGS	page 3

The following table presents the estimated effect on earnings per share and net income for the three and nine months ended September 30, 2017 periods compared to the 2016 periods, resulting from these and other major factors:

	Three Months Ended Variation		Nine Months Ended Variation
	2017 vs. 2016		2017 vs. 2016
	Earnings per Share	Net Income (Millions of Dollars)	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans and regulatory charges (b)	$0.12	$35	$0.29	$87
Weather impact on steam revenues	—	(1)	0.01	4
Operations and maintenance expenses (c)	0.07	22	0.24	73
Depreciation, property taxes and other tax matters (d)	(0.10)	(30)	(0.36)	(108)
Other (e)	(0.06)	(13)	(0.17)	(32)
Total CECONY	0.03	13	0.01	24
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans and regulatory charges	—	1	0.04	12
Operations and maintenance expenses (f)	(0.01)	(2)	(0.03)	(9)
Depreciation and property taxes	(0.01)	(4)	(0.02)	(6)
Other (e)	—	—	0.01	1
Total O&R	(0.02)	(5)	—	(2)
Clean Energy Businesses
Operating revenues less energy costs (g)	0.10	32	0.10	31
Operations and maintenance expenses (h)	(0.08)	(23)	(0.10)	(30)
Depreciation	(0.02)	(5)	(0.05)	(15)
Net interest expense	(0.01)	(3)	(0.02)	(6)
Other (e) (i)	(0.17)	(53)	(0.15)	(46)
Total Clean Energy Businesses	(0.18)	(52)	(0.22)	(66)
Con Edison Transmission, Inc. (e) (j)	—	(1)	0.04	14
Other, including parent company expenses (e) (k)	0.02	5	0.03	11
Total Reported (GAAP basis)	$(0.15)	$(40)	$(0.14)	$(19)
Gain on sale of CEBs retail electric supply business	0.15	47	0.15	47
Gain/impairment related to a solar electric production investment	0.02	5	—	—
Gain on sale of solar electric production project	—	—	—	(1)
Net mark-to-market effects of the Clean Energy Businesses	(0.06)	(19)	0.01	4
Total Adjusted (non-GAAP basis)	$(0.04)	$(7)	$0.02	$31

(a)
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

(b)
For the three and nine months ended September 30, 2017 as compared to the 2016 periods, reflects lower electric net base revenues of $(0.03) a share, resulting from the timing of recognition of annual revenues between quarters under the company's new electric rate plan. Also, for the three and nine months ended September 30, 2017 as compared with the 2016 periods, reflects higher electric net base revenues ($0.07 a share and $0.08 a share, respectively), resulting from the increased base rates under the company's new electric rate plan, higher gas net base revenues ($0.01 a share and $0.16 a share, respectively), incentives earned under the electric Earnings Adjustment Mechanisms of $0.02 a share, a property tax refund incentive of $0.01 a share, and an increase to the regulatory reserve related to certain gas proceedings in 2016 ($0.02 a share and $0.03 a share, respectively). For the nine months ended September 30, 2017 as compared with the 2016 period, reflects growth in the number of gas customers of $0.03 a share.

(c)	Reflects lower pension and other postretirement benefits costs of $0.07 a share and $0.22 a share for the three and nine months ended September 30, 2017 as compared with the 2016 periods.

(d)
Reflects higher depreciation and amortization expense of $(0.04) a share and $(0.13) a share, property taxes of $(0.04) a share and $(0.13) a share, and income taxes of $(0.02) a share and $(0.10) a share for the three and nine months ended September 30, 2017 as compared with the 2016 periods.

(e)	Includes the impact of the dilutive effect of Con Edison's stock issuances.

(f)
Reflects higher pension costs of $(0.01) a share and $(0.02) a share for the three and nine months ended September 30, 2017 as compared with the 2016 periods. Also, for the nine months ended September 30, 2017 as compared with the 2016 period, reflects higher regulatory assessments and fees that are collected in revenues from customers and a higher reserve for injuries and damages of $(0.01) a share.

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CON EDISON REPORTS 2017 THIRD QUARTER EARNINGS	page 4

(g)
Reflects higher revenues from renewable electric production projects and lower revenues and energy costs resulting from the retail electric supply business which was sold in September 2016. Includes $0.01 a share and $(0.05) a share of net after-tax mark-to-market gains/(losses) for the three months ended September 30, 2017 and 2016, respectively, and $0.01 a share and $0.02 a share of net after-tax mark-to-market gains for the nine months ended September 30, 2017 and 2016, respectively. Substantially all the mark-to-market effects in the 2016 periods were related to the retail electric supply business sold in September 2016.

(h)
Reflects Upton 2 engineering, procurement and construction costs ($(0.05) a share and $(0.06) a share, respectively) as well as increased energy service costs ($(0.02) a share and $(0.04) a share, respectively) for the three and nine months ended September 30, 2017 as compared with the 2016 periods.

(i)
Includes $0.02 a share of net after-tax gain related to the acquisition of a solar electric production investment for the three and nine months ended September 30, 2016, net of $(0.02) a share of impairment loss related to the solar electric production investment for the nine months ended September 30, 2016. Includes $0.15 a share of net after-tax gain related to the sale of the retail electric supply business for the three and nine months ended September 30, 2016.

(j)	Reflects income from equity investments.

(k)	Reflects higher state income tax benefits.

Refer to the company's Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2017 and December 31, 2016 and the consolidated income statements for the three and nine months ended September 30, 2017 and 2016. A third quarter 2017 earnings release presentation will be available at www.conedison.com (select "For Investors" and then select "Press Releases").

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CON EDISON REPORTS 2017 THIRD QUARTER EARNINGS	page 5

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the Clean Energy Businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $49 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

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